EXHIBIT 99.1

January 3, 2017

VIA OVERNIGHT MAIL

Mr. Stephen G. Oswald

5532 Brookview Avenue

Edina, MN 55424

Dear Steve:

I am pleased on behalf of Ducommun Incorporated (the “Company” or “Ducommun”) to confirm our offer of employment to you. You will be elected by the Board of Directors to serve as the Chief Executive Officer and President of Ducommun reporting to the Board of Directors, as well as a Director of the Company. This letter documents the terms of your employment.

1.	Commencement

We anticipate that you will start on January 23, 2017. This offer is contingent on your acceptance of the offer by January 10, 2017 and reporting to work no later than February 6, 2017.

2.	Salary

Your base salary will be $750,000 per year, paid biweekly. Salary reviews are conducted annually by the Compensation Committee of the Board of Directors (the “Committee”).

3.	Annual Bonus Plan

You will be eligible to participate in Ducommun’s annual bonus plan with a bonus target of 100% of base salary (with a maximum bonus potential of 300% of base salary). Bonuses are subject to the approval and are at the discretion of the Committee. As a bonus participant, you must be employed by the Company at the time a bonus payment is made in order to be eligible to receive a bonus. Bonuses for 2017 are subject to the terms of the 2017 Bonus Plan, which is expected to be approved by the Committee in February 2017.

4.	Stock–Based Compensation

You will be eligible to participate in Ducommun’s stock incentive plans under which stock options, restricted stock units, and performance stock units (the “Stock Awards”) are typically granted annually to senior officers of the Company. All such Stock Awards are subject to the approval of the Committee and will contain such terms as the Committee may determine.

Your Stock Awards for 2017 will be as follows:

•	Stock options for 28,000 shares, with an exercise price equal to the closing price on the New York Stock Exchange (“NYSE”) of Ducommun stock on the date of grant and a term of 7 years, which will vest in equal annual increments over four years,

•	Restricted stock units for 21,000 shares, which will vest in equal annual increments over three years, and

•	Performance stock units for 21,000 shares, which will vest based on performance measures over the three year performance period 2017-2019 to be established by the Committee and you no later than March 2017, in an amount equal to 0-200% of the shares granted depending on actual performance.

Your stock options and restricted stock units will be granted as of the date you commence employment. Your performance stock units will be granted in late-March 2017. All Stock Awards will be in the form of the Company’s standard forms of stock option, restricted stock unit, and performance stock unit agreements as approved by the Committee.

5.	Sign-On Incentive Award

As a sign-on incentive, you will be granted performance restricted stock units for 80,000 shares (the “Sign-On Award”) which will vest based on the appreciation of Ducommun’s stock price compared to the average closing price of Ducommun’s stock on the NYSE over the five trading days immediately prior to the date you commence work (the “Starting Price”). The Sign-On Award will have a term of 7 years, and will vest when the average closing price of Ducommun’s stock on the NYSE over a thirty-trading day period (the “Future Price”) exceeds certain thresholds as follows:

•	26,666 shares will vest when the Future Price exceeds 150% of the Starting Price,

•	26,667 shares will vest when the Future Price exceeds 200% of the Starting Price, and

•	26,667 shares will vest when the Future Price exceeds 250% of the Starting Price.

The Sign-On Award will be issued in the form of a performance restricted stock unit agreement to be approved by the Committee which, among other things, will contain a provision for adjustment of the Future Price (and number of shares in certain circumstances), in the discretion of the Committee, in the event of certain transactions such as a stock split, recapitalization, spin off of assets, and material repurchases or issuances of stock.

6.	Relocation

The Company will pay on your behalf or reimburse you for up to a maximum $200,000 for usual and customary expenses incurred by you and your family in relocating your principal residence from Minnesota to Southern California, subject to the terms of Ducommun’s Relocation Policy (a copy of which is attached to this letter).

7.	Benefits

You will be eligible to participate in the benefit programs provided by Ducommun to its corporate officers generally. These benefit programs include:

•	Medical, dental, vision, disability and life insurance,

•	401(k) plan participation and Company matching contribution (currently the matching contribution is 50% of the first 6% of salary deferred, subject to IRS limits), subject to a 90-day waiting period,

•	Monthly auto allowance in accordance with Company policy, currently $1,427 per month, and

•	Four (4) weeks paid vacation per year in accordance with Company policy.

8.	Inventions

You assign all of your rights to any invention to the Company as follows: all inventions which you developed during your working time; all inventions which you developed using Company equipment, supplies, facilities, or trade secret information; and all inventions developed entirely on your own time if those inventions relate, at the time, to the Company’s business or to actual or demonstrably anticipated research or development of the Company, or if those inventions resulted from any work performed by you for the Company. This does not apply to an invention of yours that is protected from being assigned to the Company under California Labor Code Section 2870.

9.	Business Conduct

During your employment by the Company, you will not act in any manner contrary to the best interests of the Company, its subsidiary, or affiliated companies, or its employees. During your employment by the Company you will not engage in, or have any financial or other interest in, or render any service in any capacity to any competitor, customer, or supplier of the Company. During your employment by the Company you will not solicit or encourage a customer of the Company to take its business elsewhere. During your employment by the Company and forever thereafter, you will, upon demand (or upon termination of your employment), immediately return all Company property and you will not solicit or encourage any employee of the Company, or any subsidiary or affiliated Company to work elsewhere or disclose or use any “trade secret” or “confidential information”. You understand that the term “trade secret” or “confidential information” means all materials, chemicals, formulae, data, drawings and techniques used, tests performed, machines operated and processes used by the Company or its subsidiaries or affiliated Companies, and includes without limitation, all other information concerning the Company, any parent, any subsidiary, any affiliate, any supplier, or any customer (including, but not limited to, information regarding the peculiarities, preferences and manner of doing business) that is not generally known to the public. You also agree that the remedy of law for your breach of this paragraph is inadequate and that the Company, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate California court or arbitrator, at its election.

10.	Company Policies

You will be subject to and will adhere to all of the Company’s policies applicable to the Company’s employees generally, including but not limited to, all policies relating to standards of conduct, conflicts of interest, and compliance with the Company’s rules and obligations. You represent that you have no agreement with or obligations to anyone or anything that would in any way conflict with any of your obligations contained in this Agreement. Further, you will devote your entire working time to the Company’s business, and will not accept other employment or consulting engagements or serve as a member of the board of directors or similar governing body of any other company or organization without the prior written approval of the Board of Directors of the Company.

11.	Termination of Agreement and Employment At Will

Your employment by the Company is at will. This means that, subject to the terms of the Key Executive Severance Agreement described in paragraph 12, your employment may be terminated at any time, with or without cause, and with or without notice by you or by the Company. This at-will relationship can only be changed by an agreement in writing signed by the Chairman of the Committee and approved in writing as to form by the General Counsel of Ducommun. Any oral statement or conduct by a supervisor or manager of the Company will not alter your at-will employment status. Upon termination, all of the Company’s and your obligations under this Agreement cease, other than your obligation to immediately return all Company property, your obligations under paragraph 8, and your obligations under paragraph 9 concerning solicitation of Company employees and trade secrets and confidential information (all of which will forever survive the termination, breach or expiration of this Agreement), and the Company’s obligations to pay any unpaid earned salary and any unpaid earned vacation pay, and to reimburse any unpaid, properly incurred business expenses.

12.	Key Executive Severance Agreement

You will be covered by a Key Executive Severance Agreement between the Company and you. The Company is currently in the process of revising its form of Key Executive Severance Agreement, which the Compensation Committee is expected to approve in January 2017, at which time the Company and you will formally enter into such Key Executive Severance Agreement. The Company’s new form of Key Executive Agreement is expected to be substantially similar to its current form of Key Executive Severance Agreement, except that the payment of severance benefits following a change in control will be based on a “double trigger”.

Pursuant to your Key Executive Severance Agreement, you will be entitled to the following severance payments:

•	If your employment is terminated by the Company without cause not in connection with a change in control of the Company, the Company will continue to pay your salary and provide insurance benefits for a period of two years following the termination of your employment.

•	If your employment by the Company is terminated without cause in connection with a change in control of the Company, the Company will pay you in a lump sum an amount equal to two times your salary plus two times your target bonus, and will continue to provide you with insurance benefits for a period of two years following the termination of your employment.

13.	Arbitration

Your employment by the Company is conditioned on and in consideration of your signing a separate Arbitration Agreement (a copy of which is attached to this letter) and returning it to me at the same time as this letter.

14.	Applicable Law; Savings Clause; Entire Agreement

This Agreement will be governed by the laws of the State of California applicable to employment contracts. If any of the paragraphs of this Agreement are or are held to be invalid under the laws of the State of California, this Agreement will be performed, construed, and, if necessary, enforced to the fullest extent possible to conform to the intentions of the parties as evidenced by this Agreement and by all of its paragraphs, including the invalid paragraph. Furthermore, the Company’s failure to enforce any provision of this Agreement will not be construed as a waiver of that or any other provision and will not prevent the Company from later enforcing that or any other provision. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof, and supersedes all prior oral and written agreements and all contemporaneous oral agreements.

15.	Conditions

This offer is conditioned on your reporting to work on or before the date set forth in paragraph 1. If this condition is not met, the Company and you shall have no obligations under this Agreement which shall be null and void.

Your signature below will constitute your full acceptance of the terms and conditions set forth in this Agreement. Please return one executed copy of this Agreement to me no later than January 10, 2016.

Sincerely,

DUCOMMUN INCORPORATED

By:	/s/ Anthony J. Reardon
Chairman, President and CEO

ACCEPTED AND AGREED:

/s/ Stephen G. Oswald
Stephen G. Oswald